Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
www.ppg.com/investor

PPG Executive Vice President Sekmakas to retire

PITTSBURGH, Sept. 21, 2017 - PPG (NYSE:PPG) today announced that Viktor Sekmakas, PPG executive vice president, has elected to retire. He will be resigning as executive vice president, effective Sept. 30.

During his 20-year career with PPG, Sekmakas has held numerous key leadership roles in PPG’s automotive, industrial and packaging coatings businesses, as well as in the company’s Asia Pacific and Europe, Middle East and Africa regions.

“Viktor has truly been a dynamic global leader for PPG. He has played a key role in expanding our global businesses and operations; strengthening many important customer relationships; and developing new, more efficient and effective business processes,” said PPG Chairman and CEO Michael McGarry. “We thank Viktor for his many contributions to PPG and wish him and his family all the best in the future.”

As a member of the PPG Executive Committee since 2012, Sekmakas played an important role in PPG’s strategic portfolio transformation and growth. In particular, Sekmakas spearheaded the efforts to maximize shareholder value in the divestitures of the glass and fiber glass businesses while championing the decision to enter the coatings services business.

After joining PPG as market development manager in 1997, Sekmakas moved through a variety of leadership positions, including global director, automotive parts and accessories, and general manager, industrial coatings, Asia Pacific. Sekmakas assumed additional responsibility as managing director, coatings, Asia Pacific, and then was named vice president, coatings, and managing director, Asia Pacific. He was named president, PPG Asia Pacific, and later added responsibility for PPG’s global industrial coatings business. Upon assuming the role of senior vice president in 2010, Sekmakas added responsibility for the global packaging coatings business and became a member of PPG’s operating committee. He moved from Hong Kong to Rolle, Switzerland, as senior vice president, industrial coatings, and president, PPG Europe. He was named executive vice president in 2012.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for more than 130 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $14.3 billion in 2016. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

We protect and beautify the world is a trademark and the PPG Logo is a registered trademark of PPG Industries Ohio, Inc.